                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (date of earliest event reported):
                                   May 16, 1996



                                 AMX CORPORATION
           (Exact name of registrant as specified in its charter)

          TEXAS                        0-26924               75-1815822
      (State or other                (Commission          (I.R.S. Employer
       jurisdiction of                File Number)         Identification No.)
       incorporation)


                            11995 FORESTGATE DRIVE
                             DALLAS, TEXAS  75243
         (Address of principal executive offices, including zip code)


      Registrant's telephone number, including area code (214) 644-3048

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On May 16, 1996, AMX Corporation (the "Company") acquired 100 percent of the stock of SPS International, Inc., a Colorado corporation based in Englewood, Colorado that is now known as AudioEase, Inc. ("AudioEase"), in exchange for 181,818 shares of the common stock, par value $.01 per share, of the Company (the "AMX Common Stock"). The transaction was structured as a reverse triangular merger (the "Merger") pursuant to which: (i) AudioEase was merged with a wholly owned subsidiary of the Company that was formed by the Company solely for the purpose of such Merger, with AudioEase as the survivor of such merger, (ii) the shares of common stock of AudioEase held by John P. Sundquist and Sandra P. Sundquist, Donald J. Heiskell and Janice T. Heiskell, Bruce R. Munroe, David A. Daniels, and Thomas J. Gleason, who constituted all of the shareholders of AudioEase (the "AudioEase Shareholders"), were cancelled and, as consideration therefor, 181,818 shares of AMX Common Stock were issued to the AudioEase Shareholders, and (iii) the 1,000 shares of common stock of such wholly owned subsidiary held by the Company were converted into 1,000 shares of common stock of AudioEase, with the result that AudioEase became a wholly owned subsidiary of the Company. The number of shares of AMX Common Stock issued to the AudioEase Shareholders in the Merger was established through arms-length negotiations.

     AudioEase designs, manufactures, and markets hardware and software products for upscale home theater systems, whole-home audio/video control and distribution systems, as well as other electronic home systems. AudioEase will continue to operate as a wholly owned subsidiary of the Company. The assets of AudioEase generally consist of inventory, accounts receivable and equipment.
The Company has no present plans to devote the assets of AudioEase to any use other than the continuation of AudioEase's business.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial statements of business acquired.

          See Appendix A attached hereto.

     (b)  Pro forma financial information.

          See Appendix B attached hereto.

     (c)  Exhibits.

          2.1 Agreement of Merger and Plan of Reorganization, dated as of May 16, 1996, among AMX Corporation, AMX Acquisition Corporation, SPS International, Inc. (now known as AudioEase, Inc.), John P. Sundquist and Sandra P. Sundquist, Donald J. Heiskell and Janice T. Heiskell, Bruce R. Munroe, David A. Daniels, and Thomas J. Gleason.*

          23.1 Consent of Ernst & Young LLP.
__________________________
* The schedules and exhibits to the Agreement of Merger and Plan of Reorganization are omitted in reliance on Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AMX CORPORATION


May 30, 1996                           By: /s/ Joe Hardt
                                           ----------------------------------
                                           Joe Hardt, President

                                 APPENDIX A

                 SPS International, Inc. dba AudioEase, Inc.

                             Financial Statements


                          Year ended August 31, 1995


                                    CONTENTS

Report of Independent Auditors....................................... A-1

Audited Financial Statements

Balance Sheet........................................................ A-2
Statement of Income and Retained Earnings............................ A-3
Statement of Cash Flows.............................................. A-4
Notes to Financial Statements........................................ A-5

                      Report of Independent Auditors

Board of Directors
SPS International, Inc. dba AudioEase, Inc.

We have audited the accompanying balance sheet of SPS International, Inc. dba AudioEase, Inc. as of August 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPS International, Inc. dba AudioEase, Inc. at August 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                               ERNST & YOUNG LLP

Dallas, Texas
April 19, 1996

                SPS International, Inc. dba AudioEase, Inc.

                               Balance Sheet

                              August 31, 1995

ASSETS (NOTE 5)
Current assets:
  Accounts receivable (NOTE 8)                           $322,907
  Inventories (NOTE 3)                                    407,842
  Prepaid expenses                                          6,344
  Deferred income tax (NOTE 6)                             11,028
                                                         --------
Total current assets                                      748,121

Property and equipment, net  (NOTE 4)                      95,705

Other assets                                                1,735
                                                         --------
Total assets                                             $845,561
                                                         --------
                                                         --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft                                         $ 45,693
  Accounts payable (NOTE 8)                               145,503
  Accrued liabilities                                      80,093
  Income taxes payable                                     11,208
  Line of credit (NOTE 5)                                  64,158
  Notes payable to stockholders (NOTE 5)                  163,746
  Note payable, current portion (NOTE 5)                    4,725
  Obligations under capital leases, current portion
   (NOTE 5)                                                14,754
                                                         --------
Total current liabilities                                 529,880

Long-term obligations, net of current portion:
  Note payable (NOTE 5)                                    10,193
  Obligations under capital leases (NOTE 5)                37,882
                                                         --------
                                                           48,075
Deferred income tax (NOTE 6)                                3,064

Commitments (NOTE 9)

Stockholders' equity (NOTE 7):
  Common stock, $.10 par value:
    Authorized shares - 10,000
    Issued and outstanding shares - 1,346                     135
  Additional paid-in capital                              200,055
  Retained earnings                                        64,352
                                                         --------
Total stockholders' equity                                264,542
                                                         --------
Total liabilities and stockholders' equity               $845,561
                                                         --------
                                                         --------


SEE ACCOMPANYING NOTES.

                  SPS International, Inc. dba AudioEase, Inc.

                   Statement of Income and Retained Earnings

                         Year ended August 31, 1995


   Net sales                                              $3,068,819
   Cost of goods sold                                      1,808,703
                                                          ----------
   Gross profit                                            1,260,116

   Selling, general and administrative                       932,450
                                                          ----------
   Operating income                                          327,666

   Other income (expense):
     Interest income                                             198
     Interest expense                                        (45,430)
                                                          ----------
   Income before income taxes                                282,434
   Provision for income taxes (NOTE 6)                        48,308
                                                          ----------
   Net income                                                234,126
   Retained earnings (deficit), beginning of year           (169,774)
                                                          ----------
   Retained earnings, end of year                         $   64,352
                                                          ----------
                                                          ----------

SEE ACCOMPANYING NOTES.

                 SPS International, Inc. dba AudioEase, Inc.

                           Statement of Cash Flows

                          Year ended August 31, 1995


     OPERATING ACTIVITIES
     Net income                                              $ 234,126
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation and amortization                            15,290
       Deferred income taxes                                    (2,900)
       Changes in operating assets and liabilities:
         Accounts receivable                                  (102,080)
         Inventories                                           (75,949)
         Prepaid expenses                                       (5,654)
         Bank overdraft                                         37,018
         Accounts payable                                      (69,932)
         Accrued liabilities                                     9,064
         Income taxes payable                                   11,208
                                                             ---------
     Net cash provided by operating activities                  50,191

     INVESTING ACTIVITIES
     Acquisition of property and equipment, net                 (9,581)
     Other                                                        (243)
                                                             ---------
     Net cash used in investing activities                      (9,824)

     FINANCING ACTIVITIES
     Net payments on line of credit                            (35,000)
     Payments on notes payable to stockholder                   (2,396)
     Payments on capital lease obligation                       (1,022)
     Payments on notes payable                                  (1,949)
                                                             ---------
     Net cash used in financing activities                     (40,367)
                                                             ---------

     Net decrease in cash                                            -
     Cash balance at beginning of year                               -
                                                             ---------
     Cash balance at end of year                              $      -
                                                             ---------
                                                             ---------

     SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
      FINANCING ACTIVITY
     Capital lease obligations of $53,658 were incurred when the Company entered into leases for certain furniture and equipment.
     Accrued interest payable of $16,724 was rolled into the note payable to stockholder.


SEE ACCOMPANYING NOTES.

                 SPS International, Inc. dba AudioEase, Inc.

                       Notes to Financial Statements

                               August 31, 1995


1. ORGANIZATION

SPS International, Inc. (the Company) was incorporated under the laws of the State of Colorado on August 4, 1992. The Company operates under the name AudioEase, Inc. The Company designs and manufactures integrated audio/video remote control systems for use primarily in luxury residences. The Company distributes primarily to dealers inside the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

Inventories are stated at the lower of cost (first in, first out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment, which includes assets under capital leases, is stated at cost and depreciated and amortized over the lesser of the estimated useful lives of the assets or the remaining term of the leases. Depreciation and amortization expense are calculated using the straight-line method over five to seven years.

REVENUE RECOGNITION

Revenue is recognized upon shipment of the product.

INCOME TAXES

The Company accounts for income taxes using the liability method.

RESEARCH AND DEVELOPMENT COSTS

The Company incurred approximately $110,000 of research and development costs during the year ended August 31, 1995, which have been included in selling, general and administrative expenses.

                 SPS International, Inc. dba AudioEase, Inc.

3. INVENTORIES

Inventories at August 31, 1995 are as follows:

                 Raw materials                                 $262,853
                 Work in progress                               104,060
                 Finished goods                                  40,929
                                                               --------
                                                               $407,842
                                                               --------
                                                               --------

4. PROPERTY AND EQUIPMENT

Property and equipment at August 31, 1995 consists of the following:

           Automobile                                         $ 17,357
           Furniture and equipment                              52,681
           Equipment under capital lease                        44,320
           Test equipment                                        6,570
                                                              --------
                                                               120,928
           Less accumulated depreciation and amortization       25,223
                                                              --------
                                                              $ 95,705
                                                              --------
                                                              --------

5. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Notes payable and capital lease obligations at August 31, 1995 are as follows:

    Line of credit:
    $100,000 Revolving line of credit agreement with a financial institution; due April 10, 1996 with interest payable
     monthly at the bank's index rate plus 1.5%; collateralized
     by all assets and guaranteed by the President of the Company     $ 64,158

    Note payable:
    Note payable to financial institution due in monthly installments of $481 of principal and interest at 8.5% with final payment due
     June 1998; collateralized by an automobile                         14,918

    Notes payable to stockholders:
    Note payable to stockholder due in monthly installments of
     $1,700 of principal plus interest at prime plus 2%; secured
     by all assets                                                     137,004
    Note payable to stockholder due in monthly installments of
     $4,700 of principal and interest at 18%; unsecured                 26,742
                                                                     ---------
                                                                       163,746

                 SPS International, Inc. dba AudioEase, Inc.

5. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

 Capital leases:
 Lease payable due in monthly installments of $252 with final
  payment due March 1999                                           8,316
 Lease payable due in monthly installments of $1,575 with
  final payment due August 1998                                   44,320
                                                                --------
                                                                  52,636
                                                                --------
                                                                 295,458
 Less current portions                                           247,383
                                                                --------
                                                                $ 48,075
                                                                --------
                                                                --------

In April 1995, the Company entered into a one year revolving line of credit agreement with a bank. The maximum borrowings under the credit facility are $100,000. The amount of the unused commitment at August 31, 1995 was $35,842. In February 1996, the revolving line of credit agreement was increased to $250,000 and the maturity was extended to November, 1997.

The Company is in default on both of the notes payable to stockholders by failure of the Company to pay as scheduled on the notes. Thus, the full amounts of the notes have been classified as current liabilities. The notes have not been called by the stockholder; however, such notes are scheduled to be paid in full upon the sale of the Company. (See Note 10).

The aggregate annual maturities of notes payable and capital lease obligations for each of the five fiscal years after August 31, 1995 are as follows:

                                                          CAPITAL
                                              NOTES        LEASE
                                             PAYABLE    OBLIGATIONS
                                             --------   -----------
    1996                                     $232,629      $21,817
    1997                                       10,193       21,817
    1998                                                    21,817
    1999                                            -        1,460
    2000                                            -            -
                                             --------      -------
                                             $242,822      $66,911
    Less amount representing interest        --------       14,275
                                             --------      -------
                                                           $52,636
                                                           -------
                                                           -------

                 SPS International, Inc. dba AudioEase, Inc.

5. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

Interest paid amounted to approximately $24,000 for the year ended August 31, 1995.

6. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of August 31, 1995 were depreciation, uniform capitalization, and various accrued expenses.

The components of the income tax provision for the year ended August 31, 1995 were as follows:

                         Federal income taxes:
                           Current                 $43,675
                           Deferred                 (2,465)
                         State income taxes:
                           Current                   7,533
                           Deferred                   (435)
                                                   -------
                                                   $48,308
                                                   -------
                                                   -------


7. STOCKHOLDER'S EQUITY

There is presently an outstanding option to a minority shareholder of the Company to purchase up to 10% of the Company's then outstanding common stock at an exercise price of $454.54 per share. This option will terminate upon the acquisition by AMX discussed in Note 10.

8. RELATED PARTY TRANSACTIONS

A minority stockholder and director of the Company is the president of an authorized AudioEase dealership that routinely purchases inventory from the Company. Sales to the dealership for the year ended August 31, 1995 totaled $250,414. The Company has an account receivable balance due from the dealership of $19,221 at August 31, 1995.

                 SPS International, Inc. dba AudioEase, Inc.

8. RELATED PARTY TRANSACTIONS (CONTINUED)

A minority stockholder of the Company is the President of Del Mar Software, Inc., a computer software company. The Company has entered into a software agreement whereby the Company pays Del Mar Software, Inc. royalties for the development of interface software. The Company paid approximately $91,100 in royalties related to this agreement during the year ended August 31, 1995 and owes Del Mar Software, Inc. approximately $10,050 as of August 31, 1995.

9. COMMITMENTS

The Company leases its office and production facilities under an operating lease which expires in July 1998. Rent expense was approximately $33,600.

Future minimum lease payments under the noncancellable operating lease as of August 31, 1995 are as follows:

                 1996                                        $ 37,570
                 1997                                          39,130
                 1998                                          37,180
                                                             --------
                 Total minimum lease payments                $113,880
                                                             --------
                                                             --------


10. SUBSEQUENT EVENT

During March, 1996, the Company executed a letter of intent with AMX Corporation (AMX), under which AMX intends to purchase the Company for $1.5 million in shares of AMX common stock.

During April, 1996, the Company received a demand letter claiming commissions will be due related to the pending acquisition by AMX. The Company denies any liability, believes it has meritorious defenses to this claim, and intends to vigorously defend itself against such claim. The ultimate outcome of this claim cannot be determined at this time.

                                  APPENDIX  B

        AMX Corporation and SPS International, Inc. dba AudioEase, Inc.

            Pro Forma Condensed Consolidated Financial Information

                                   CONTENTS


Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996
 (Unaudited)...........................................................   B-2
Pro Forma Condensed Consolidated Statement of Income for the year
 ended March 31, 1996 (Unaudited)......................................   B-3
Notes to Pro Forma Condensed Consolidated Financial Information
 (Unaudited)...........................................................   B-4

                   PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                              INFORMATION (UNAUDITED)

     On May 16, 1996, AMX Corporation ("the Company") acquired 100 percent of the stock of SPS International, Inc., a Colorado corporation based in Englewood, Colorado that is now known as AudioEase, Inc. ("AudioEase"), in exchange for 181,818 shares of the common stock, par value $.01 per share, of the Company. AudioEase designs, manufactures, and markets hardware and software products for upscale home theater systems, whole-home audio/video control and distribution systems, as well as other electronic home systems. AudioEase will continue to operate as a wholly-owned subsidiary of the Company. The acquisition will be accounted for using the purchase method.

The unaudited pro forma condensed consolidated balance sheet of the Company and AudioEase as of March 31, 1996, reflects adjustments as if the acquisition had occurred on March 31, 1996.

The unaudited pro forma condensed consolidated statement of income for the year ended March 31, 1996, reflects adjustments as if the acquisition had occurred on April 1, 1995.

The unaudited pro forma condensed consolidated balance sheet and statement of income should be read in conjunction with the separate historical audited financial statements of the Company and AudioEase and the related notes appearing elsewhere in this report. The pro forma financial information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined company.

           AMX CORPORATION AND SPS INTERNATIONAL, INC. DBA AUDIOEASE, INC.

                   PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                    (UNAUDITED)

                                        AMX       SPS INTERNATIONAL,
                                    CORPORATION       INC. DBA                       PRO FORMA
                                       AS OF      AUDIOEASE, INC. AS    PRO FORMA      AS OF
                                      MARCH 31,      OF MARCH 31,      ADJUSTMENTS   MARCH 31,
                                        1996            1996             (NOTE 2)      1996
                                    -----------   ------------------   -----------   ---------
                                                       (IN THOUSANDS OF DOLLARS)

                                      ASSETS
Current assets:
  Cash and cash equivalents......     $ 4,859          $    3            $     -      $ 4,862
  Receivables....................       4,260             334                  -        4,594
  Inventories....................       2,866             513                  -        3,379
  Prepaid expenses...............         175              89                  -          264
  Deferred income tax............         218               -                  -          218
                                      -------          ------            -------      -------
    Total current assets.........      12,378             939                  -       13,317
Property and equipment, net......       1,613              87                  -        1,700
Other assets.....................         661              10                310(a)       981
                                      -------          ------            -------      -------
    Total assets.................     $14,652          $1,036            $   310      $15,998
                                      -------          ------            -------      -------
                                      -------          ------            -------      -------

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............     $ 1,473          $  328            $   101 (a)  $ 1,902
  Accrued compensation and
   sales commissions.............       1,221              19                  -        1,240
  Other accrued expenses.........         770             298                  -        1,068
  Income taxes payable...........         350              25                  -          375
                                      -------          ------            -------      -------
    Total current liabilities....       3,814             670                101        4,585
Long-term debt, less current
 portion.........................          55              58                  -          113
Deferred income tax..............          69               -                  -           69

Shareholders' equity:
  Common stock...................          76               -                  2 (a)       78
  Additional paid-in capital.....         131             200              1,298 (a)    1,629
  Retained earnings..............      10,507             108             (1,091)(a)    9,524
                                      -------          ------            -------      -------
    Total shareholders' equity...      10,714             308                209       11,231
                                      -------          ------            -------      -------
                                      $14,652          $1,036               $310      $15,998
                                      -------          ------            -------      -------
                                      -------          ------            -------      -------


                See accompanying notes to unaudited pro forma condensed consolidated financial information.

       AMX CORPORATION AND SPS INTERNATIONAL, INC. DBA AUDIOEASE, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                (UNAUDITED)

                                                SPS INTERNATIONAL,
                                     AMX             INC. DBA
                                 CORPORATION     AUDIOEASE, INC.                      PRO FORMA
                                 FOR THE YEAR    FOR THE TWELVE                      FOR THE YEAR
                                    ENDED         MONTHS ENDED         PRO FORMA       ENDED
                                   MARCH 31,         MARCH 31,         ADJUSTMENTS    MARCH 31,
                                     1996              1996             (NOTE 3)         1996
                                -------------   ------------------    ------------  -------------
                                        (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Net sales...................         $32,730           $3,027             $    -        $35,757
Cost of sales...............          12,369            1,671               (150)(a)     13,890
                                     -------           ------             ------        -------
                                      20,361            1,356                150         21,867

Selling, general and
 administrative expenses....          15,137            1,129                 44 (b)     16,310
                                     -------           ------             ------        -------
Operating income............           5,224              227                106          5,557

Other income (expense):
  Interest expense..........            (535)             (52)                 -           (587)
  Other income (expense),
   net......................             117                -                  -            117
                                     -------           ------             ------        -------
Income before income taxes..           4,806              175                106          5,087

Income tax provision........           1,792               73                 54 (c)      1,919
                                     -------           ------             ------        -------
Net income..................           3,014           $  102             $   52          3,168
                                                       ------             ------
                                                       ------             ------

Preferred stock dividends...            (627)                                              (627)
Accretion of preferred
 stock......................            (170)                                              (170)
Redemption of preferred
 stock......................          (2,356)                                            (2,356)
                                    --------                                            -------
Net loss applicable to
 common shareholders........        $   (139)                                           $    15
                                    --------                                            -------
                                    --------                                            -------
Earnings (loss) per share:
  Primary...................        $   (.02)                                           $     -
                                    --------                                            -------
                                    --------                                            -------
Common and common
 equivalent shares
 outstanding................           6,654                                              6,836
                                    --------                                            -------
                                    --------                                            -------


                See accompanying notes to unaudited pro forma condensed consolidated financial information.

     AMX CORPORATION AND SPS INTERNATIONAL, INC. DBA AUDIOEASE, INC.

     NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                 (UNAUDITED)



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The accompanying historical financial statements of the Company and AudioEase have been derived from financial statements prepared in accordance with generally accepted accounting principles . The Company's historical financial statements as of and for the year ended March 31, 1996 used in the pro forma financial statements are derived from the Company's audited financial statements for the fiscal years then ended. The AudioEase historical financial statements as of and for the twelve months ended March 31, 1996 used in the pro forma financial statements are based on the unaudited balance sheet of AudioEase at March 31, 1996 and on the audited financial statements for the year ended August 31, 1995, adjusted using interim financial statements to reflect the twelve months ended March 31, 1996. AudioEase's interim financial statements are prepared on the basis of generally accepted accounting principles and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such financial information.

The pro forma adjustments are based on the Company's preliminary allocation of the purchase price of AudioEase to the net assets acquired. While preliminary, management of AMX believes any final revisions to the purchase price are unlikely to be materially different from amounts presented herein.

NOTE 2 - PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENT

This column reflects the following adjustment:

    (a) To record the consideration paid and the net assets acquired at their fair market values.

The consideration paid by the Company to acquire AudioEase was 181,818 shares of the Company's common stock valued at $1,500,000 based on a 10-day average of the closing price of the Company's common stock as reported on the NASDAQ, plus expenses associated with the acquisition of $101,000 for a total consideration of $1,601,000. Of this consideration, $308,000 was allocated to the net assets of AudioEase based on their book value, $983,000 was allocated to in-process research and development and charged off to earnings and retained earnings (see Note 4), and $310,000 was allocated to intangibles. The allocations are based on the preliminary results of an independent appraisal that is in process.

NOTE 3 - PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME ADJUSTMENTS

This column reflects the following adjustments:

    (a) To record cost savings of $150,000 anticipated when AMX discounts with like vendors are applied to AudioEase's material purchases. AMX has in place and is executing its plan to achieve such anticipated reductions in costs of purchased materials.

    (b) To record amortization ($44,000) of amounts allocated to intangibles using estimated lives of 5-7 years.

    (c) To record the income tax effect ($54,000) of the pro forma adjustments after consideration of non-deductible intangible asset amortization.

NOTE 4 - ONE-TIME ADJUSTMENTS

Approximately $1,000,000 of the purchase price of AudioEase is expected to be allocated to in-process research and development based on the preliminary results of an independent appraisal that is in process. In accordance with generally accepted accounting principles, this amount will be expensed in a one-time charge to the Company's consolidated earnings as of the date of the consummation of the combination. This amount has not been reflected in the Pro Forma Condensed Consolidated Statement of Income because it is a one-time adjustment that will not be recurring.

                                  EXHIBIT INDEX


EXHIBIT NO.                   DESCRIPTION                         PAGE NO.
- - -----------                   -----------                         --------
 2.1 Agreement of Merger and Plan of Reorganization, dated as of May 16, 1996, among AMX Corporation,
               AMX Acquisition Corporation, SPS International,
               Inc. (now known as AudioEase, Inc.), John P.
               Sundquist and Sandra P. Sundquist, Donald J.
               Heiskell and Janice T. Heiskell, Bruce R.
               Munroe, David A. Daniels, and Thomas J. Gleason.

23.1           Consent of Ernst & Young LLP.